EXHIBIT 10(c)
Execution Copy
AMENDMENT TO LICENSE AGREEMENT
     THIS AMENDMENT TO LICENSE AGREEMENT (this “Amendment”) is made on the 21st day of April, 2009 (the “Amendment Date”), by and among DUSA Pharmaceuticals, Inc., a company incorporated in the State of New Jersey, having its principal offices at 25 Upton Drive, Wilmington, Massachusetts (“DUSA”), and River’s Edge Pharmaceuticals, LLC, a Georgia limited liability company, having its principal offices at 5400 Laurel Springs Parkway, Building 504, Suwanee, Georgia 30024 (“River’s Edge”).
RECITALS
     WHEREAS, DUSA and River’s Edge previously entered into that certain License Agreement, dated July 3, 2008, (the “License Agreement”) concurrently with amending a certain Settlement Agreement and Mutual Release by entering the First Amendment to the Settlement Agreement also dated July 3, 2008; and
     WHEREAS, the Parties wish to amend the terms of the License Agreement to extend the term thereof, to broaden the scope of the Licensed Products, and to amend payment and other terms as hereafter agreed.
     NOW, THEREFORE, the Parties, in furtherance of the foregoing and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, intending to be legally bound, agree as follows:
     1. All capitalized terms used, but not specifically defined herein, shall have the meaning provided for such terms in the License Agreement.
     2. Section 1.8 of the License Agreement is hereby deleted in its entirety and replaced with the following:
“DUSA Know-How” shall mean all Know-How owned or controlled by DUSA or its Affiliates as of the Amendment Date which is reasonably necessary for the manufacture, use, offer for sale, sale or importation of Licensed Products. Notwithstanding anything herein to the contrary, DUSA Know-How shall exclude: (i) DUSA patent rights relating to any product other than the Licensed Products; and (ii) Know-How owned or controlled by DUSA or its Affiliates relating to any product other than the Licensed Products.
     3. Section 1.12 of the License Agreement is hereby deleted in its entirety.
     4. Section 1.13 of the License Agreement is hereby deleted in its entirety and replaced with the following:
“First Commercial Sale” means the first arms-length commercial sale by River’s Edge or its Affiliates or Sublicensees of a Licensed Product to a Third Party in any country in the Territory before or after the Effective Date.

     5. Section 1.17 of the License Agreement is hereby deleted in its entirety and replaced with the following:
“Licensed Products” shall mean any product or products containing niacinimide, zinc, copper and folic acid, including without limitation, any product that was sold by DUSA under its trademark, Nicomide®, or any product that is, or may be listed in drug database services as substitutable for, and/or listed in place of the product, or any product which is covered under the claims of U.S. Patent No. 6,979,468 entitled “Oral Composition and Method for the Treatment of Inflammatory Cutaneous Disorders” (the, “468 Patent”), including without limitation, a product sold pursuant to appropriate labeling under the Dietary Supplement Health and Education Act (hereafter, “DSHEA”).
     6. Section 1.21 of the License Agreement is hereby deleted in its entirety and replaced with the following:
“Patent Rights” shall mean DUSA’s rights that it now owns, or has acquired as of the Amendment Date of this Agreement, in information inventions or discoveries encompassing the compositions or use of the Licensed Products claimed in the patent listed on Exhibit 1 and any reissues, reexaminations or extensions thereof.
     7. Section 1.26 of the License Agreement is hereby redesignated at Section 1.27, and new Section 1.26 is hereby replaced with the following:
“Trademark” shall mean the mark Nicomide®, registered with the United States Patent and Trademark Office.
     8. Section 2.1.1 of the License Agreement is hereby deleted in its entirety and replaced with the following:
“Subject to the terms and conditions of this Agreement, DUSA hereby grants to River’s Edge and its Affiliates an exclusive right and license to the DUSA Technology, without the right to sublicense unless expressly agreed to in writing by DUSA, to make, use, market, sell, and distribute the Licensed Products in the Territory.” Notwithstanding the foregoing in this Section 2.1.1 and subject to Tiber Laboratories LLC becoming bound to all of the terms and conditions of this License Agreement as amended pursuant to Section 13.2, River’s Edge may sublicense its rights granted hereunder to Tiber Laboratories LLC.
     9. Section 2.1.2 of the License Agreement is hereby deleted in its entirety and replaced with the following:
“DUSA also hereby grants to River’s Edge an exclusive license to all rights, title and interest that it owns or controls to the Trademark and trade dress used in connection with the sale by DUSA of the Nicomide®, without the right to sublicense unless expressly agreed to in writing by DUSA; except that River’s Edge shall have no rights or interest in the product label currently used by DUSA, or in the copyright owned by DUSA relating to the Licensed Product. DUSA reserves all rights not expressly granted herein. This Section 2.1.2 shall be subject to the limitations, representations, warranties, covenants and acknowledgments of the Parties in Sections 7.3 and 8 of this Agreement.“ Notwithstanding the foregoing in this Section 2.1.2 and subject to Tiber Laboratories LLC becoming bound to all of the terms and conditions of this License Agreement as amended pursuant to Section 13.2, River’s Edge may sublicense its rights granted hereunder to Tiber Laboratories LLC.
     10. Section 3 of the License Agreement is hereby deleted in its entirety and replaced with the following:
As consideration to DUSA for the license and other rights granted to River’s Edge under this Agreement, River’s Edge shall pay to DUSA (a) all amounts due for the full month in which the Amendment Date occurs based on the formula stated in Section 3 of the License Agreement prior to this Amendment, and (b) the following sums specified in Sections 3.1 and 3.2 below:
3.1 Guaranteed Minimum Royalty. Subject to Section 11.4, River’s Edge shall pay to DUSA a guaranteed minimum royalty of Two Million Six Hundred Thousand Dollars ($2,600,000), in thirteen (13) equal installments of Two Hundred Thousand Dollars ($200,000) per month to be payable as set forth in Section 4 below, which amount shall be paid in any and all events, including without limitation, if this Agreement is terminated for any reason (other than an action or documented request by a government agency under Section 11.4) or if River’s Edge ceases to sell the Licensed Products for any reason whatsoever (other than an action or documented request by a government agency under Section 11.4) (the “Fixed Payment”). The first installment of the Fixed Payment shall be immediately due and payable upon the execution of this Amendment by both Parties. The next twelve (12) monthly installments shall be due and payable commencing on the first day of the second calendar month following the first installment payment, and then on the first calendar day of each month thereafter until the Fixed Payment is paid in full (collectively the “Fixed Payment Period”).
3.2 Margin Payments. Commencing with the month following the final installment of the Fixed Payment, and continuing in each calendar month thereafter, until the earlier of (1) sixteen (16) consecutive calendar months (subject to 3.3 below), or (2) payment by River’s Edge to DUSA of Five Million Dollars ($5,000,000), in the aggregate, including the Fixed Payment, (the “Margin Royalty Period”). River’s Edge shall pay to DUSA a share of all revenues received by River’s Edge or its Affiliates with respect to the Licensed Products. The share of such revenues under this Section 3.2 shall be fifty percent (50%) of the amount remaining after the Cost of Goods is subtracted from Net Revenues of the Licensed Products resulting from activities in the prior calendar month as described below. The timing of payments shall be made in accordance with Section 4 below.
For the purposes of clarity, if the first monthly installment of the Fixed Payment due under Section 3.1 is made on March 15, 2009, the second such installment shall be made on May 1, 2009, the third such installment shall be made on June 1, 2009, etc. If the first payment in the Margin Royalty Period is due May 15, 2010, the DUSA share of the Net Revenues will be calculated on Net Revenues received during March 2010.
3.3 Subject to Section 11.4, if River’s Edge has not made payments to DUSA which in the aggregate, including the Fixed Payment, total Five Million Dollars ($5,000,000) on or before the sixteenth (16th) payment during the Margin Royalty Period, then River’s Edge shall have the option of either terminating the Agreement under Section 11.4 (as amended by Section 22 hereof) or continuing to pay the Margin Royalty payments under Section 3.2 hereof as amended until the total of Five Million Dollars ($5,000,000) has been paid (but no later than the date that this Agreement expires under Section 11.1), at which time the license for the Licensed Products and Trademark shall be fully paid up and no further royalties or license fees shall be due to DUSA under this Agreement. At such time as Five Million Dollars ($5,000,000) has been paid hereunder, River’s Edge shall be the owner of all rights, title and interest in and to the DUSA Technology and Trademark relating to the Licensed Products; and DUSA shall deliver duly executed assignments of the Patent and Trademark in forms appropriate for recording with the U.S. Patent and Trademark Office and a bill of sale evidencing River’s Edge’s ownership of the DUSA Technology and Trademarks. Upon the transfer of ownership hereunder and except as set forth in Section 11.6.2, this Agreement and the parties’ rights and obligations hereunder shall terminate. If River’s Edge elects to continue the Margin Royalty payments this Agreement and Licenses granted hereunder shall continue and River’s Edge will continue to use commercially reasonable efforts to market and distribute the Licensed Product.
3.4 The Parties hereby acknowledge and agree that the Patent Rights, Trademark and DUSA Know-How licensed pursuant to this Agreement justify royalties of differing amounts with respect to sales of the Licensed Products and Trademark, and that if such royalties were calculated separately, royalties relating to the Patent Rights, Trademark and royalties relating to the DUSA Know-How would last for different terms. In light of such considerations and for reasons of convenience, the Parties have hereby determined that blended compensation for the Patent Rights, Trademark and the DUSA Know-How licensed hereunder will apply during a single royalty term and that the utilization of such blended compensation is advantageous to both Parties.
     11. Section 4.1 of the License Agreement is hereby deleted in its entirety and replaced with the following:
4.1.1 Within fifteen (15) days after the end of each calendar month beginning with March, 2009, River’s Edge shall deliver to DUSA a report, setting forth in a reasonably detailed fashion the total gross unit sales each of the Licensed Products, total Net Revenues for each of the Licensed Products (including an itemization of the deductions applied to such gross sales to derive such Net Revenues) during the relevant calendar month, and the calculation of the payment due thereon, whether during the Fixed Payment Period or the Margin Royalty Period. Payments during the Margin Royalty Period, as well as the final payment in the event of a termination of this Agreement, shall be made to DUSA within forty-five (45) days following the end of each such calendar month (together with a copy of the report for the calendar month stated above). All other payments to be made under this Agreement shall be made in accordance with the terms set forth in the applicable Section(s) regarding such payments. Notwithstanding the provision set forth in Section 11.6.2 below, River’s Edge shall have no obligation to report sales made after transfer of ownership of the DUSA Technology and Trademarks to River’s Edge as provided in Section 3.3. For clarity, sales made during the month, up to and including the date in which a termination of this Agreement occurs, shall be reported to DUSA and a pro rated portion of the Fixed Payment or the royalties due for the Margin Royalty Period, as applicable, shall be paid within forty-five (45) days following the end of the calendar month in which such termination occurs.
4.1.2 Within seventy-five (75) days following the end of each calendar year during the Margin Royalty Period, the Parties shall reconcile (true-up) any adjustments in the last payment of each year for mathematical errors that are determined during any year end review.
     12. Section 6.1.1 of the License Agreement is hereby deleted in its entirety and replaced with the following:
Until the transfer of the ownership of the DUSA Technology and Trademark to River’s Edge as provided in Section 3.3, DUSA shall retain all right, title and interest in and to the DUSA Technology and the Trademark, subject to the license granted to River’s Edge pursuant to Section 2.1.
     13. Section 6.3.2 of the License Agreement is hereby deleted in its entirety and replaced with the following:
River’s Edge shall have the first right, but not the duty, to institute, prosecute, and control any action or proceeding with respect to an Infringement based on any DUSA Technology. If River’s Edge (or its designee) does not secure actual cessation of such infringement or institute an infringement proceeding against an offending Third Party within thirty (30) days after a receipt of evidence of the Infringement, DUSA shall have the right, but not the duty, to institute, prosecute, and control any action or proceeding with respect to such Infringement. The costs and expenses of any such action (including fees of attorneys and other professionals) shall be borne by the Party instituting the action, or, if the Parties elect to cooperate in instituting and maintaining such action, such costs and expenses shall be borne by the Parties in such proportions as they may agree in writing. Each Party shall execute all necessary and proper documents, take such actions as shall be appropriate to allow the other Party to institute, prosecute, and control such Infringement actions and shall otherwise cooperate in the institution and prosecution of such actions (including, without limitation, consenting to being named as a nominal party thereto). Any award, damages or other monetary awards recovered (whether by way of settlement or otherwise) shall be applied first to reimburse both Parties for all costs and expenses incurred by the Parties with respect to such action on a pro rata basis and, if after such reimbursement any funds remain from such award, they shall be allocated as follows: (i) if DUSA has instituted and maintained such action alone, DUSA shall be entitled to retain such remaining funds; (ii) if River’s Edge has instituted and maintained such action alone, River’s Edge shall be entitled to retain such remaining funds, but shall pay DUSA as if such remaining funds constituted Net Revenues made within the month the funds are received; or (iii) if the Parties have cooperated in instituting and maintaining such action, the Parties shall allocate such remaining funds between themselves in the same proportion as they have agreed to bear the expenses of instituting and maintaining such action.
     14. Section 6.4 of the License Agreement is hereby deleted in its entirety and replaced with the following:
Infringement Action by Third Parties. In the event of the institution or threatened institution of any suit by a Third Party against either Party for patent infringement involving the use, manufacture, sale, offer for sale, distribution or marketing of the Licensed Product or infringement of the Trademark, the Party being sued shall promptly notify the other Party in writing of such suit.
     15. Section 6.4.2 of the License Agreement is hereby deleted in its entirety and replaced with the following:
Unless otherwise covered in Sections 6.3.2 or 6.4.1, River’s Edge shall defend any other patent infringement suit instituted by a Third Party against River’s Edge involving the use, manufacture, sale, offer for sale, distribution or marketing of the Licensed Product after the Effective Date, and for any trademark infringement suit after the Amendment Date, at its own expense and shall be responsible for all damages incurred as a result thereof. DUSA hereby agrees to assist and cooperate with River’s Edge, at River’s Edge’s reasonable request and expense, in the defense of any patent infringement suit related to the Licensed Product (including, without limitation, consenting to being named as a nominal party thereto).
     16. Section 6.4.3 of the License Agreement is hereby deleted in its entirety and replaced with the following:
River’s Edge shall be solely responsible for any damages awarded in any patent infringement suit attributable to the use, manufacture, sale, offer for sale, distribution or marketing of the Licensed Product after the Effective Date, and for any trademark infringement suit after the Amendment Date.
     17. Sections 8.3 and 8.4 of the License Agreement is hereby amended by adding the following:
8.3.3 River’s Edge acknowledges that DUSA has disclosed to River’s Edge the nature of the FDA’s concerns regarding association of the use of the Trademark with a Licensed Product sold pursuant to DSHEA, and that DUSA has been in discussions with the FDA regarding a DSHEA labeled product, and that the FDA may object to the use of the Trademark in connection with sales of a DSHEA product. DUSA has also disclosed to River’s Edge that there was a stability failure in regard to the release rate of the zinc on its annual lot for 2007 which calls into question the stability of batches manufactured subsequent to such annual batch; i.e., 4 additional batches. DUSA is completing its internal investigation and is unsure what action FDA may request, which could include that Sirius Laboratories, Inc. or the manufacturer of Nicomide, Actavis Totowa, Inc., recall those batches of Nicomide. The annual batch from 2007 has expired but the other 4 are within date. River’s Edge shall not be responsible for the recall, if required, or any cost or liability associated therewith.
8.4.3 DUSA represents and warrants that to the best of its information, knowledge and belief, it has disclosed all possible adverse communications from the FDA to or with DUSA and its manufacturer concerning the Licensed Product.
     18. Section 10.2.2 of the License Agreement is hereby deleted in its entirety and replaced with the following:
10.2.2	any tort claims of personal injury (including death) or property damage relating to or arising out of any storage, use, distribution, sale, offer for sale of Nicomide by DUSA prior to the Amendment Date;
     19. Section 10.2.4 of the License Agreement is hereby deleted in its entirety and replaced with the following:
10.2.4	any breach of any representation or warranty made by DUSA pursuant to Section 8.1 of this Agreement.
     20. Section 11.1 of the License Agreement is hereby deleted in its entirety and replaced with the following:
Term. This Agreement shall become effective as of the Effective Date (and with respect to Sections 3 and 4, the date of First Commercial Sale, if such date is earlier than the Effective Date) and unless earlier terminated pursuant to any other provisions of this Agreement, including Sections 3.3 or 11, shall be effective for a term of thirty (30) months following the Amendment Date, subject to extension under Section 3.3, but no later than 48 months following the amendment date (the “Term”).
     21. Section 11.3 of the License Agreement is hereby deleted in its entirety and replaces with the following:
Termination for Challenges. In the event that River’s Edge or any of its Affiliates or Sublicensees make any request for, or file a declaration of, or undertake any action involving, any interference, opposition, challenges as to ownership, assertions of invalidity or unenforceability, revocation or reexamination relating to any DUSA Technology before any court, agency or other tribunal, then DUSA shall have the right to immediately terminate this Agreement by sending written notice of such termination to River’s Edge. If this Agreement is terminated pursuant to this Section 11.3, River’s Edge shall remain liable to DUSA for any unpaid portion of the compensation due under Sections 3.1 and 3.2 (i.e. $5,000,000), and such unpaid portion of such payments shall become immediately due and payable to DUSA in their entirety.
     22. Section 11.4 of the License Agreement is hereby deleted in its entirety and replaced with the following:
Cessation of Marketing. If River’s Edge ceases to sell or offer for sale the Licensed Products for any reason, other than an action or documented request by a government agency, River’s Edge shall have the right to terminate this Agreement on thirty (30) days prior written notice to DUSA; provided, however, that (i) any unpaid portion of the Fixed Payment shall be and remain due and payable by River’s Edge to DUSA pursuant to the terms of this Agreement, and (ii) if River’s Edge so terminates prior to payment to DUSA of Five Million Dollars ($5,000,000) in the aggregate under this Agreement, then all licenses and rights granted by DUSA to River’s Edge under this Agreement shall terminate and revert back to DUSA. If River’s Edge ceases to sell or offer for sale the Licensed Products due to an action or documented request by a government agency, River’s Edge shall have the right to terminate this Agreement under Section 11.8. In such an event, except for Margin Royalties due on Licensed Products sold pursuant to Section 3.2, and any pro rated Fixed Payment due under Section 4.1.1, nothing further will be due to DUSA from River’s Edge under Sections 3.1 and 3.2 after the date River’s Edge ceases to sell or offer to sale the Licensed Product.
     23. Section 11.5 of the License Agreement is hereby deleted in its entirety and replaced with the following:
Effect of Expiration or Termination. If this Agreement is terminated in its entirety by DUSA pursuant to Sections 11.2 or 11.3, by River’s Edge pursuant to Sections 11.4 or 11.8, then subject to in addition to any other remedies available at law or in equity: (i) all licenses and rights granted by DUSA to River’s Edge under this Agreement shall terminate and revert back to DUSA; (ii) at River’s Edge’s expense, River’s Edge shall promptly return to DUSA all records and materials in River’s Edge’s possession or control containing DUSA’s Confidential Information (provided that River’s Edge may keep one (1) copy of such Confidential Information for archival purposes only); (iii) to the extent River’s Edge owns or holds any right, title and interest in any trademarks, trade names, and logos under which a Licensed Product has been or is being marketed or sold in the Territory, River’s Edge shall retain all such rights; and (iv) all sublicenses granted by River’s Edge under this Agreement shall continue in full force and effect in accordance with the terms and conditions of the respective sublicense agreements, and River’s Edge will assign to DUSA all such sublicense agreements.
     24. Section 11.6 of the License Agreement is hereby deleted in its entirety and replaced with the following:
11.6.1 Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration including, without limitation, any payment obligations under Sections 3 and 4 and any and all damages arising from any breach hereunder.
11.6.2 In addition to the provisions of this Agreement which expressly survive as set forth elsewhere in this Agreement, all of the Parties’ rights and obligations under, and/or the provisions contained in, Sections 1, 3, 4, 5, 6.4, 7, 9, 10, 11.2-11.8, 13.3, 13.5, 13.6, 13.8, 13.11, 13.13, 13.15 shall survive the expiration, termination, or relinquishment of this Agreement.
     25. Section 11.8 of the License Agreement is added as the following:
Termination by Notice. Subject to Sections 3, 11.4, 11.5 and 11.6, and notwithstanding any other provision of this Section 11, River’s Edge shall have the right to terminate this Agreement during the Margin Royalty Period upon thirty (30) days prior written notice to DUSA.
     26. All references in this Amendment, to the singular shall include the plural and vice versa, in this Amendment, unless the context requires otherwise. References to a Licensed Product in the License Agreement shall include Licensed Products as defined in this Amendment, unless the context clearly indicates otherwise. All other terms and conditions of the License Agreement shall remain unchanged and in full force and effect.
     27. This Amendment shall not constitute a waiver or modification of any of the Parties’ rights and remedies or of any of the terms, conditions, warranties, representations, or covenants contained in the License Agreement, except as specifically set forth above, and each Party hereby reserves all of its rights and remedies pursuant to the License Agreement and applicable law.
     28. This Amendment may be executed in counterparts, each of which, when taken together, shall be deemed to be one and the same instrument.
     IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment to License Agreement as of the date first written above.

DUSA Pharmaceuticals, Inc.
By:	/s/ William F. O’Dell
	Name:	William F. O’Dell
	Title:	EXECUTIVE VP SALES & MARKETING

River’s Edge Pharmaceuticals, LLC
By:	/s/ Robert G. Brazier with express permission
	Name:	Robert G. Brazier, on behalf of Brendan Murphy, President
	Title:	Brendan Murphy, Pres.